UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2011 (January 26, 2011)

Realogy Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since

Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 25, 2011, Realogy Corporation (the “Company”) received the requisite consents and on January 26, 2011 entered into a first amendment (the “First Amendment”) to its Credit Agreement, dated as of April 10, 2007, (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”) among Domus Intermediate Holdings Corp., the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time party thereto. The First Amendment and an incremental assumption agreement related thereto, to be entered into upon the effectiveness of the First Amendment, among other things:

•    extend the maturity of certain of its first lien term loans (the “Extended Term B Loans”) held by accepting lenders to October 10, 2016 and increase the interest rate with respect to the Extended Term B Loans by 1.25%;

•    extend the maturity of all or a portion of the loans and commitments under its revolving credit facility held by accepting lenders to April 10, 2016 (the “Extended Revolving Loans”), increase the interest rate with respect to the Extended Revolving Loans by 1.00%, and convert 16.67% of the Extended Revolving Loans of certain affiliates of the initial purchasers, and 27.5% of the Extended Revolving Loans of all other lenders, to Extended Term B Loans;

•    extend the maturity of all or a portion of the commitments under its synthetic letter of credit facility held by accepting lenders to October 10, 2016 (the “Extended Synthetic LC Commitments”) and increase the rate for participation fees payable with respect to the Extended Synthetic LC Commitments by 1.25%;

•    allow for the issuance of $700 million aggregate principal amount of senior secured debt financing secured by a lien expressly junior in priority to all senior priority liens, including those that secure the Company’s first lien obligations under its senior secured credit facility, the gross proceeds of which will be applied toward the prepayment of the outstanding Extended Term B Loans;

•    allow for one or more future issuances of additional senior secured or unsecured notes or loans to prepay the Company’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•    allow for one or more future issuances of additional senior secured or unsecured notes or loans to prepay the Company’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•    allow for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•    provide that the $700 million senior secured debt financing and any future indebtedness secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The Extended Term B Loans do not require any scheduled amortization of principal. The term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

The interest rate with respect to the Extended Term B Loans will be based on, at the Company’s option, (a) adjusted LIBOR plus 4.25% or (b) the higher of the Federal Funds Effective Rate plus 0.5%

and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 3.25%. The interest rate with respect to the Extended Revolving Loans will be based on, at the Company’s option, (a) adjusted LIBOR plus 3.25% or (b) ABR plus 2.25%.

The mandatory prepayment obligations under the Company’s term loan facility include:

•    100% of the net cash proceeds of asset sales and dispositions in excess of certain specified amounts, subject to certain exceptions and customary reinvestment provisions; provided that, if the senior secured leverage ratio is less than or equal to 2.5:1.0, the Company may retain up to $200 million of asset sale proceeds;

•    if the Company’s senior secured leverage ratio exceeds 3.25:1.0, 50% of its excess cash flow (reducing to 25% if the senior secured leverage ratio is greater than 2.5:1.0 but less than or equal to 3.25:1.0 and to 0% if the senior secured leverage ratio is less than or equal to 2.5:1.0); and

•    if the Company’s senior secured leverage ratio exceeds 2.5:1.0, 100% of the net cash proceeds received from issuances of debt, subject to certain exclusions including certain debt permitted to be incurred under the senior secured credit facility.

Pursuant to the terms of the First Amendment, the calculation of the senior secured leverage ratio for each of the foregoing prepayment obligations will include the $700 million senior secured debt financing and any future indebtedness secured by a lien that is pari passu in priority to the lien securing such senior secured debt financing.

In addition, lenders under the Company’s senior secured credit facilities have agreed to extend the maturity of approximately $2,421 million aggregate principal amount of their Extended Term B Loans, approximately $461 million aggregate principal amount of their Extended Revolving Loans and approximately $173 million aggregate principal amount of their Extended Synthetic LC Commitments, and to convert approximately $98 million aggregate principal amount of their Extended Revolving Loans to Extended Term B Loans. The total amount of commitments in respect of non-extended and Extended Revolving Loans will be approximately $652 million. $638 million of first lien term loans were not extended into Extended Term B Loans. Lenders holding approximately $103 million of Extended Term B Loans elected not to receive a portion of the $700 million prepayment. Lenders holding the remaining $2,318 million of Extended Term B Loans will receive the $700 million prepayment on a pro rata basis, which represents a total paydown of approximately 30% of the Extended B Term Loans that elected to receive a portion of the prepayment.

The effectiveness of the First Amendment is subject to the prepayment of $700 million of Extended Term B Loans (reducing the aggregate principal amount thereof to approximately $1,819 million, after giving effect to the conversion of Extended Revolving Loans to Extended Term B Loans) and the satisfaction of certain other customary conditions. Both the First Amendment and the extensions described above are subject to the closing of the $700 million senior secured debt financing.

The descriptions of the provisions of the First Amendment are qualified in their entirety by reference to the full and complete terms of the First Amendment which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Certain of the lenders and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates. They have received (or will receive) customary fees and commissions for these transactions.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit
10.1	First Amendment, dated as of January 26, 2011, to the Credit Agreement, dated as of April 10, 2007, among Domus Intermediate Holdings Corp., Realogy Corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Corporation

By:	/s/ Marilyn J. Wasser
	Name:	Marilyn J. Wasser
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: January 27, 2011

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	First Amendment, dated as of January 26, 2011, to the Credit Agreement, dated as of April 10, 2007, among Domus Intermediate Holdings Corp., Realogy Corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time party thereto.